SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2006 (June 19, 2006)

COMFORCE Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-6081	36-2262248
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York	11797
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 437-3300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On June 19, 2006, Registrant’s COMFORCE Operating, Inc. subsidiary (“COI”) commenced a consent solicitation of the holders of its 12% Senior Notes due 2007 (the “Notes”) under which it requested the holders to consent to the amendment of the indenture governing the Notes to (1) permit consents to be irrevocable for up to 60 days, and (2) extend the maturity date of the Notes from December 1, 2007 to December 1, 2010 and provide call protection of 103%, 102% and 101% of outstanding principal for the periods ending November 30, 2006, 2007 and 2008, respectively. The approval of the holders of a majority of the aggregate principal amount of the Notes is required to approve the proposal as to the revocability of consents, which is to remain open until June 30, 2006, subject to extension at COI’s election. The approval of the holders of 100% of the aggregate principal amount of the Notes is required to approve the proposal as to the extension of the maturity date with call protection, which is to remain open until July 14, 2006, subject to extension at COI’s election. COI has offered to make customary consent payments to the consenting holders, payable only if both proposals are approved.

COI has advised the holders of Notes that, if less than all of the holders consent to the extension of the maturity date, it may seek to redeem the Notes held by the non-consenting holders, all in accordance with the redemption provisions of the indenture, to enable passage of this proposal. No assurance can be given that COI will receive the consents needed to approve either proposal. If COI does not obtain the needed consents, it intends to pursue other financing alternatives.

In connection with the solicitation consent, COI has engaged Wilmington Trust Company, as depositary, and MacKenzie Partners, Inc., as solicitation agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMFORCE Corporation

By:	/s/ Harry V. Maccarrone
Harry V. Maccarrone
Executive Vice President and Chief Financial Officer

Dated: June 19, 2006

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